Exhibit 99.1

Warner Bros. Entertainment to Become First Studio to Offer Films On Demand Nationally via Television Sets in the People’s Republic of China

YOU On Demand, China’s First-Ever National Pay-Per-View and Video On Demand Platform, Will Distribute Warner Bros.’ Films to a Potential 200 Million Cable Households

First Warner Bros. Titles Will Be Available This Summer via YOU On Demand Branded Cable and Internet Protocol (IPTV) Service

BEIJING--(BUSINESS WIRE)--Warner Bros. Entertainment today announced the studio will begin offering its films nationally On Demand to consumers’ television sets in the People’s Republic of China (PRC). Through a distribution agreement with CAV Warner Home Entertainment Co., Ltd., Warner Bros. Home Entertainment Group’s joint venture in China, and YOU On Demand Holdings, Inc.’s (OTCBB: CBBD) PRC joint venture, YOU On Demand Media, consumers will be able to access Warner Bros.’ new release and catalog films this summer through the first national Pay-Per-View and Video On Demand platform in China.

“China is developing methods for consumers to view movies outside the cinema in a legitimate fashion”

.YOU On Demand will operate under an exclusive 20-year joint venture with CCTV-6’s pay TV arm China Home Cinema (CHC), to become the first national Pay-Per-View and Video On Demand platform in China. Warner Bros. Entertainment will leverage YOU On Demand’s platform to provide a potential 200 million cable households access to the studio’s films on their television sets. YOU On Demand anticipates their service will be available in three million cable TV homes in China by the end of this summer, which is comparable to the subscriber base of top cable operators in the United States.

“China is developing methods for consumers to view movies outside the cinema in a legitimate fashion,” said Jim Wuthrich, President, International Home Video and Digital Distribution, Warner Bros. Home Entertainment Group. “Through YOU On Demand’s platform, millions of potential consumers will be able to view our films. They will make it easy for consumers to see the latest films including ‘Harry Potter and the Deathly Hallows – Part 1.’”

"Our distribution agreement with Warner Bros. marks a historic milestone for our company," said Shane McMahon, YOU On Demand’s Chairman and CEO. "I’m excited for the millions of Chinese consumers that will be able to experience and enjoy the very best content that Hollywood has to offer through the YOU On Demand platform."

About Warner Bros. Home Entertainment Group

Warner Bros. Home Entertainment Group (WBHEG) brings together Warner Bros. Entertainment's home video, digital distribution, interactive entertainment, technical operations and anti-piracy businesses in order to maximize current and next-generation distribution scenarios. An industry leader since its inception, WBHEG oversees the global distribution of content through packaged goods (Blu-ray Disc and DVD) and digital media in the form of electronic sell-through and video-on-demand via cable, satellite, online and mobile channels, and is a significant developer and publisher for console and online video game titles worldwide. WBHEG distributes its product through third party retail partners and licensees, as well as directly to consumers through WBShop.com.

About YOU On Demand Holdings, Inc.

YOU On Demand is the first national Pay-Per-View and Video On Demand platform in China. The Company offers high quality premium content to customers across China through its Near Video On Demand (NVOD), Video On Demand (VOD) and Subscription Video On Demand (SVOD) services. The Company consists of a portfolio of businesses that include alliances with leading media operators, comprehensive end-to-end content delivery, an exclusive billing solution, governmental partnerships and approvals, and value added services.

YOU On Demand has secured strategic partnerships with the largest media entities in China, and has a highly experienced management team with a strong background in Cable, Television, Media and Telecom. The company is headquartered in New York, NY, with its China headquarters in Beijing. For more information, visit http://www.yod.com.

Contacts

Warner Bros. Home Entertainment Group
Peter Binazeski
818/977-5701
peter.binazeski@warnerbros.com

or

DiGennaro Communications for YOU On Demand
Stuart Zakim
732/754-9051
stuart@digennarony.com